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                                                               EXHIBIT 10.9


                     TECHNOLOGY DEVELOPMENT AGREEMENT

This Technology Development Agreement is made as of the 14th day of December, 1998, by and between Medis-El LTD., an Israeli Corporation, (hereafter "Medis-El," which term shall include all of Medis-El's related companies) and The Coca-Cola Company, a Delaware Corporation, ("TCCC").

                                  RECITALS

TCCC and Medis-El each have continuing programs to develop and commercialize new technologies, and desire, as they may agree from time-to-time, to work together to apply some of these technologies to the Beverage Field (defined below in Section 2.3.1).

In particular, Medis-El is the owner or licensee of various technologies having application to the Beverage Field, including technologies relating to stirling cycle engines, toroidal compressors, and fuel cells. TCCC desires to assist in the development of the stirling cycle engine, and to have the first right to obtain, in connection with the Beverage Field, exclusive rights to the other technologies, and to new technologies of Medis-El.

TCCC and Medis-El desire to set forth their agreement with respect to Medis-El's technologies that may apply to the Beverage Field.

NOW, THEREFORE, IT IS AGREED AS FOLLOWS:

1.   NEW TECHNOLOGY

     1.1  PERIODIC MEETINGS

     Recognizing that both parties will benefit from a close working relationship, TCCC and Medis-El will periodically meet (in-person or electronically, with the frequency to be agreed upon) to discuss new technology developed by Medis-El that may apply to the Beverage Field. Medis-El will disclose such technologies to TCCC before it discloses them to others for use in the Beverage Field.

     1.2  RIGHTS TO NEW TECHNOLOGY

     If Medis-El decides to develop or make available technology having application to the Beverage Field, then TCCC shall have a right of first refusal to obtain exclusive rights to use such technology in the Beverage Field, on the best terms and conditions offered by Medis-El. TCCC shall have a reasonable period of time to notify Medis-El if it is interested in the technology. A

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     reasonable period of time is targeted at three months, but may be longer depending on the maturity and complexity of the technology. If TCCC is interested, then Medis-El and TCCC will negotiate an appropriate agreement.

2.   DEVELOPMENT OF STIRLING CYCLE ENGINE

     2.1  DEVELOPMENT

     Medis-El has developed certain technology for a stirling cycle engine. TCCC desires to assist in further development of Medis-El's stirling cycle engine, for use in the Beverage Field, according to the attached development plan (Exhibit A). Throughout the development effort, the parties will openly discuss progress of the work and any issues that arise, and discuss these issues reasonably as soon as they arise. TCCC may choose, at any time, to discontinue its development efforts on this development project, with no further obligation or liability hereunder. If TCCC so chooses, it will be deemed to have notified Medis-El that it is not interested in obtaining exclusive rights to the stirling cycle technology pursuant to Section 1.2.

     2.2  INTELLECTUAL PROPERTY

          2.2.1  OWNERSHIP OF PRIOR INVENTIONS

          Any inventions or technology made or developed, or patent applications and patents filed or owned by or licensed to a party hereto, prior to the effective date of this Agreement shall continue to belong to such party.

          2.2.2  OWNERSHIP OF SOLELY MADE INVENTIONS

          All patent rights to any inventions or technology made solely by either party shall vest in and be the property of the party that made it.

          2.2.3  OWNERSHIP OF JOINTLY MADE INVENTIONS

          If any inventions or technology are jointly made by Medis-El and TCCC, then Medis-El shall own the patent rights, but TCCC has a royalty-free, fully paid-up, perpetual, world-wide, irrevocable, non-exclusive license under any resulting patents on such inventions or technology to make, have made, use, sell, import, and sublicense products to the extent covered by such patents, but only for TCCC and the Coca-Cola system and only in the Beverage Field. This license shall not be construed as a license to Medis-El's solely made inventions or technology. Furthermore, for

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          such jointly-made inventions or technology, the parties will meet to determine a royalty to TCCC for sales by or licensed by Medis-El, of any products covered by such resulting patents. Such royalty is to be in the same proportion to the total royalty received by Medis-El on the product as the relative contribution of the jointly-made invention is to other royalty-bearing inventions in the product.

          2.2.4  ENFORCEMENT OF INTELLECTUAL PROPERTY RIGHTS

          Medis-El will take reasonable efforts to obtain, maintain, and enforce intellectual property rights covering the stirling cycle engine developed hereunder.


     2.3  EXCLUSIVITY AND CONTINUING RIGHTS

          2.3.1  EXCLUSIVITY

          Medis-El will not make, have made, use or sell, or license others to do the same, directly or indirectly, any stirling cycle engine for use in connection with the Beverage Field, except for and to TCCC and its designees (as designated by TCCC in writing), subject to the conditions below. The "Beverage Field" includes all uses in connection with the marketing, selling, presentation, or distribution of beverages, including, without limitation, uses in vending machines, coolers, and fountain dispensing equipment, (post-mix and pre-mix), including for commercial, office, and home use, but not including refrigerators (which does not include fountain dispensers) for home or office refrigeration not intended for the sale of beverages.

          The exclusivity of the foregoing paragraph applies (1) during the carrying out of the development plan, and (2) then, if TCCC funds, in its sole discretion, $500,000.00 worth of manufacturing tooling for the stirling cycle engine for use in the Beverage Field (to be covered by the attached Bailment Agreement and subject to a recoupment fee for TCCC to be added to the cost of units made on the tooling, regardless of whether exclusivity is continued), for the following periods:

          Two (2) years after first commercialization (not field testing) of the stirling cycle engine in the Beverage Field; and

          Yearly thereafter, for a total of 10 years (years three through ten) after first commercialization, if TCCC or its designees purchase at least the following amounts (these amounts are conditions of exclusivity, not commitments to purchase):

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          Year 3      50,000
          Year 4      100,000
          Year 5      100,000
          Year 6      200,000
          Year 7      200,000
          Year 8      300,000
          Year 9      500,000
          Year 10     500,000

          2.3.2  TCCC'S CONTINUING RIGHTS TO STIRLING TECHNOLOGY

          In no event will Medis-El grant another a license or any rights that restrict or disadvantage TCCC's and its designees' ability to purchase Medis-El's stirling cycle engines for the Beverage Field, and TCCC and its designees will always have the right to purchase Medis-El's stirling cycle engines for the Beverage Field. While exclusivity is in effect, TCCC and its designees shall have the first call on manufacturing capacity. Furthermore, if TCCC's exclusivity lapses, TCCC and its designees will have, through year 10, the first call on manufacturing capacity for uses in the Beverage Field.

    2.4.  THIRD-PARTY MANUFACTURERS AND DUE DILIGENCE

          2.4.1  THIRD-PARTY MANUFACTURERS

          If TCCC chooses to move forward with tooling funding as provided in
          Section 2.3 above and advises Medis-El, Medis-El will grant manufacturing licenses at terms acceptable to Medis-El in its sole discretion, and, once Medis-El reaches terms with a manufacturer at the terms as provided below, TCCC will then release such funding. If Medis-El is not able to reach terms with a third party manufacturer, TCCC will not fund tooling in the event that TCCC had decided to fund tooling. Medis-El will ensure that any third-party licenses are limited in accordance with TCCCs exclusive license rights as provided herein. Furthermore, Medis-El will require that third-party manufacturers sell to TCCC and its designees, and that such sales will be on terms and conditions, including price and delivery scheduling, that are at least as favorable (from the standpoint of the buyer) as the third-party manufacturer offers to others. Furthermore, Medis-El and any third party manufacturer will provide commercial warranties on the products, including warranties of quality and against intellectual property infringement claims, and indemnification against third party claims of personal injury and intellectual property infringement.

          Medis-El will provide, to any third-party manufacturers, product designs, manufacturing plans, and ongoing engineering support for the product and

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          its manufacture, as well as appropriate de-bugging support of production. Furthermore, Medis-El will provide engineering support for on-going improvement to the product design and its manufacture, throughout the life of the product.

          Medis-El will require that any manufacturers implement state-of-the-art quality control management processes.

          2.4.2  DUE DILIGENCE

          Medis-El will use good faith efforts to have the stirling cycle engine commercialized in products suitable for the Beverage Field, as soon as reasonably possible, and throughout the world.

     2.5  WARRANTY OF RIGHT TO GRANT RIGHTS

     Medis-El warrants to TCCC that Medis-El has the full right and power to grant the rights referred to in this Agreement and to enter into this Agreement.

     2.6  WARRANTY OF NON-INFRINGEMENT

     Medis-El warrants that the stirling cycle engine developed hereunder will not infringe any patent, copyright, or other proprietary right of any other person.

3.   COMPENSATION

TCCC shall pay Medis'Inc. (designated by Medis-El as its agent for receipt of funds) $100,000.00 within 30 days of the signing of this Agreement for the rights granted in Section 1 above.

TCCC shall pay Medis'Inc. (designated by Medis-El as its agent for receipt of funds) $100,000.00 within 30 days of the signing of this Agreement to assist in the development of the stirling cycle engine as provided in Section 2 above. During the carrying out of the development plan, TCCC will consider paying an additional $50,000.00 to assist in development, to be paid in TCCC's discretion, depending upon the progress of the project.

Neither party will be liable hereunder to the other for the party's indirect, special, or consequential damages.

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4.   SECRECY

     4.1.  SECRECY PROVISION

           During the term of this Agreement, Medis-El and TCCC may exchange information of a confidential or proprietary nature that the disclosing party does not want published or disclosed to third parties. Medis-El and TCCC agree that all confidential information which has been disclosed in writing by one party and received by the other party, or which has been confidentially disclosed orally shall be held in confidence for a term of five (5) years from the date of the disclosure, and shall not be disclosed to a third party without the prior written consent of the disclosing party.

     4.2.  EXCEPTIONS

           Neither party shall be obligated to maintain in confidence:

           4.2.1 Information which is, or subsequently may become within the knowledge of the public generally, through no fault of the receiving party;

           4.2.2 Information which the receiving party can show was previously known to it at the time of receipt;

           4.2.3 Information which may subsequently be obtained lawfully from a third party who has obtained the information through no fault of the receiving party; or

           4.2.4 Information which the receiving party can establish was subsequently developed by the receiving party independently of the disclosure.

5.   PUBLICITY

     Medis-El shall not publish, reveal, or use, without TCCC's prior written approval, this Agreement, its terms, or the fact that it has been entered, or any advertising, sales, promotion or publicity material relating to this Agreement, services, equipment, materials, products, or reports furnished by Medis-El wherein in any of the foregoing the names of TCCC, its subsidiaries, affiliates or authorized bottlers are mentioned or their identity implied.

6.   PATENT AND TRADEMARK RIGHTS

     Other than as expressly provided in this Agreement, nothing contained nor resulting from this Agreement shall give either party any rights in the patents or trademarks of the other party.

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7.   TERMINATION AND SURVIVAL

     7.1.  TERMINATION FOR BREACH

           This Agreement may be terminated at any time by either party in the event that the other party has breached this Agreement, by giving the breaching party thirty (30) days notice in writing of the intention to terminate and the reasons therefor. Should the breaching party cure such breach and perform its obligation during the notice period, the Agreement shall continue in full force and effect.

     7.2   SURVIVAL

     Sections 2.2, 2.3.2, 2.4, 2.5, 2.6, 4, 5, 6, 9, 10, 11, 12, and 13 will survive the expiration or earlier termination of this Agreement.

8.   NOTICE

     All notice and correspondence shall be sent by either party to the other in all matters dealing with this Agreement to the following addresses:

     If to TCCC:

                       The Coca-Cola Company
                       One Coca-Cola Plaza
                       Atlanta, Georgia 30313

                       Attention: Director, Engineering Development Function

     with a copy by facsimile to the Senior Patent and Technology Counsel of The Coca-Cola Company, at (404) 676-8414.

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     If to Medis-El, to:

                       Medis El LTD.
                       805 Third Avenue
                       New York, NY 10022

                       Attention: Robert K. Lifton, Chairman of the Board

     with a copy by facsimile to the project manager at Medis-El LTD., in Jerusalem, at 972-5870454.

     or any other address provided written notice is given to the other party.

9.   INDEPENDENT CONTRACTOR

Medis-El shall be deemed to be an independent contractor, and neither TCCC nor Medis-El shall have the authority to contract on the other's behalf.

10.  ENTIRE AGREEMENT

The Agreement constitutes the entire agreement between TCCC and Medis-El. This Agreement supersedes all prior oral or written agreements between TCCC and Medis-El. This Agreement shall be binding upon and inure to the benefit of Medis-El and TCCC and their respective successors and permitted assigns.

11.  APPLICABLE LAW

This Agreement shall be construed in accordance with the laws of the State of Georgia and appliable laws of the United States, regardless of any other laws chosen by choice-of-law rules. Any disputes arising under this Agreement shall be brought exclusively in the federal or state courts located in the State of Georgia, and the parties consent to the jurisdiction of such courts.

12.  AMENDMENT

No amendment to the Agreement shall be binding unless it is in writing and signed by both parties.

13.  ASSIGNMENT

Neither party shall assign or transfer this Agreement or any interest herein without prior written consent of the other party, and any unauthorized assignment shall be null and void, except that TCCC may assign this Agreement to a wholly owned subsidiary after notice to Medis-El.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed in duplicate effective as of the date first above written.


THE COCA-COLA COMPANY                        MEDIS-EL LTD.


By:     [Illegible]                          By:  /s/ Robert K. Lifton
   ---------------------------                   ---------------------------
Name:   [Illegible]                          Name:  Robert K. Lifton
     -------------------------                    --------------------------
Title:  [Illegible]                          Title: Chairman of the Board
     -------------------------                    --------------------------

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                                  Exhibit A

                              DEVELOPMENT PLAN

This Development Plan is incorporated by reference into the Agreement to which it is attached. All dates below are target dates, it being understood that actual completion may be before or after the targets. Medis-El will, however, use its best efforts to perform the development to reach the target dates.

PHASE I - DEVELOPMENT OF 100 WATT PROTOTYPES

Starting at the execution of the Agreement, Medis-El will develop two 65 watt prototype stirling cycle engine prototypes, to be completed by May 1999. TCCC will own these physical units (but not any Medis-El intellectual property in the units), and will analyze them in its, or a third-party laboratory. The analysis will measure the units against various criteria to be established between the parties, relating to performance, cost (manufacturing and total) scalability, and reliability, among others. The parties agree to share information on such criteria.

During the same period, TCCC and Medis-El will work together to determine the size of the units that will be needed for TCCC's applications in coolers and vending machines, and Medis-El will begin development of these larger units.

PHASE II - DEVELOPMENT OF LARGER UNITS

Once prototypes of Phase I meet the requirements of TCCC and Medis-El, then Medis-El will complete development of the larger units suitable for TCCC's applications in coolers and vending machines. It is estimated that it will take approximately three months to make prototypes of the larger units. Medis-El will provide TCCC with at least four prototypes of the larger units.

During this same period, Medis-El and TCCC will share information on projected performance, manufacturing and total costs, scalability, and reliability, and Medis-El will develop manufacturing processes for the larger units.

PHASE III - TESTING OF THE LARGER UNITS

Once prototypes are available that are substantially the same as the projected commercial units, TCCC will test the larger units for up to 7 months to evaluate their performance and reliability, and share the results with Medis-El. At the end of this testing and evaluation of the data from the testing, TCCC will make a decision, in its sole discretion, on whether to fund tooling as provided in the Agreement, to obtain exclusivity in the Beverage Field. Before TCCC makes such a decision, Medis-El will commit to a not-to-exceed price for the stirling cycle engines, to facilitate TCCC's decision.